HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS EARNINGS
FOR FIRST QUARTER FISCAL YEAR 2019

MUSCATINE, Iowa (April 22, 2019) – HNI Corporation (NYSE: HNI) today announced sales for the first quarter ended March 30, 2019 of $479.5 million and net income of $1.0 million. GAAP net income per diluted share was $0.02 compared to $0.06 in the prior year. Non-GAAP net income per diluted share was $0.02 compared to $0.10 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Summary Comments
"Our first quarter results were as expected. As anticipated, demand conditions generally improved throughout the quarter after a slow start.  We were able to offset much of the impact from lower volume with cost savings and productivity. We are pleased with the progress on our initiatives and continue to believe our demand and profit results will improve throughout the year," said Jeff Lorenger, HNI Corporation President and Chief Executive Officer.

HNI Corporation - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	March 30, 2019	March 31, 2018	Change
GAAP
Net Sales	$479.5	$505.1	(5.1%)
Gross Profit %	35.4%	35.0%	40	bps
SG&A %	34.6%	34.0%	60	bps
Restructuring charges %	—%	0.3%	-30	bps
Operating Income	$3.7	$3.7	(0.2%)
Operating Income %	0.8%	0.7%	10	bps
Effective Tax Rate	34.8%	(66.1%)
Net Income %	0.2%	0.5%	-30	bps
EPS – diluted	$0.02	$0.06	(66.7%)

Non-GAAP
Gross Profit %	35.4%	35.3%	10	bps
Operating Income	$3.7	$6.3	(41.5%)
Operating Income %	0.8%	1.2%	-40	bps
EPS – diluted	$0.02	$0.10	(80.0%)

First Quarter Summary Comments

•
Consolidated net sales decreased $25.6 million or 5.1 percent from the prior year quarter to $479.5 million. On an organic basis, sales decreased 3.4 percent. The net impact of closing and divesting small office furniture companies decreased sales $8.5 million compared to the prior year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•
GAAP gross profit margin increased 40 basis points compared to the prior year quarter. Of this increase, 10 basis points were driven by improved productivity and price realization, partially offset by input cost inflation and lower volume. The remaining increase of 30 basis points was due to lower transition costs.

•
Selling and administrative expenses increased 60 basis points compared to the prior year quarter. This increase was primarily due to lower sales volume, partially offset by lower Business System Transformation costs and lower core spend.

•
Non-GAAP net income per diluted share was $0.02 compared to $0.10 in the prior year.  A higher effective tax rate drove $0.04 of the decrease.  The remaining $0.04 decline was due to lower volume and input cost inflation, partially offset by improved price realization, productivity, cost savings, and lower Business System Transformation costs.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended
	March 30, 2019	March 31, 2018	Change
GAAP
Net Sales	$353.5	$380.9	(7.2%)
Operating Profit	($1.1)	$0.1	NM
Operating Profit %	(0.3%)	—%	-30	bps

Non-GAAP
Operating Profit	($1.1)	$2.3	(146.5%)
Operating Profit %	(0.3%)	0.6%	-90	bps

•
First quarter office furniture net sales decreased $27.4 million or 7.2 percent from the prior year quarter to $353.5 million. On an organic basis, sales decreased 5.1 percent with decreases in both the supplies and contract businesses. The net impact of closing and divesting small office furniture companies decreased sales $8.5 million compared to the prior year quarter.

•
First quarter office furniture GAAP operating profit margin decreased 30 basis points. Of this decrease, 90 basis points were driven by lower sales volume and input cost inflation, partially offset by improved price realization and lower Business System Transformation costs. This decrease was partially offset by a 60 basis point increase due to lower restructuring and transition costs.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	March 30, 2019	March 31, 2018	Change
GAAP
Net Sales	$125.9	$124.2	1.4%
Operating Profit	$17.6	$17.1	2.9%
Operating Profit %	14.0%	13.8%	20	bps

Non-GAAP
Operating Profit	$17.6	$17.5	0.5%
Operating Profit %	14.0%	14.1%	-10	bps

•	First quarter hearth products net sales increased $1.8 million or 1.4 percent from the prior year quarter to $125.9 million with increases in both the new construction and retail businesses.

•
First quarter hearth products GAAP operating profit margin increased 20 basis points. Lower sales volume, input cost inflation, and strategic investments, partially offset by improved price realization and lower core spend drove a decline of 10 basis points. This decline was more than offset by a 30 basis points increase due to lower restructuring and transition costs.

Outlook
"Our profit outlook for the year is unchanged. Market conditions remain dynamic. Demand has generally improved over the last few months. Our expectation remains that we will drive 2019 profit growth through productivity and cost saving efforts while we continue to invest in new capabilities. I am confident in our strategies and the teams we have in place to execute them," said Mr. Lorenger.

The Corporation expects full year organic sales to be up 2 to 6 percent. This compares to the previous organic sales growth expectation of up 3 to 7 percent. The change is primarily driven by price realization assumptions related to tariffs. Including the impact of closing and divesting small office furniture companies, full year sales are expected to be up 1 to 5 percent. The Corporation's estimate of full year earnings per diluted share remains unchanged and is expected to be in the range of $2.50 to $2.90.

Conference Call
HNI Corporation will host a conference call on Monday, April 22, 2019 at 10:00 a.m. (Central) to discuss first quarter fiscal year 2019 results. To participate, call 1-877-512-9166 – conference ID number 4478578. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Monday, April 29, 2019, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 4478578.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. The Corporation sells the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. The Corporation's hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood, and biomass burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, and financial performance, expectations for future sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018
Net sales	$479,456	$505,069
Cost of sales	309,842	328,150
Gross profit	169,614	176,919
Selling and administrative expenses	165,937	171,895
Restructuring charges	—	1,338
Operating income	3,677	3,686
Interest income	356	113
Interest expense	2,467	2,337
Income before income taxes	1,566	1,462
Income taxes	546	(999)
Net income	1,020	2,461
Less: Net income (loss) attributable to non-controlling interest	(2)	(49)
Net income attributable to HNI Corporation	$1,022	$2,510

Average number of common shares outstanding – basic	43,533,527	43,359,971
Net income attributable to HNI Corporation per common share – basic	$0.02	$0.06
Average number of common shares outstanding – diluted	44,088,784	44,134,142
Net income attributable to HNI Corporation per common share – diluted	$0.02	$0.06

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	March 30, 2019	December 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$47,872	$76,819
Short-term investments	1,705	1,327
Receivables	224,650	255,207
Inventories	170,589	157,178
Prepaid expenses and other current assets	39,192	41,352
Total Current Assets	484,008	531,883
Property, Plant, and Equipment:
Land and land improvements	29,110	28,377
Buildings	291,005	290,263
Machinery and equipment	570,121	565,884
Construction in progress	32,132	28,443
	922,368	912,967
Less accumulated depreciation	534,439	528,034
Net Property, Plant, and Equipment	387,929	384,933

Right-of-use Operating / Finance Leases	72,925	—
Goodwill and Other Intangible Assets	458,550	463,290
Deferred Income Taxes	1,569	1,569
Other Assets	18,415	20,169
Total Assets	$1,423,396	$1,401,844

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$346,185	$428,865
Current maturities of long-term debt	478	679
Current maturities of other long-term obligations	3,478	4,764
Current lease obligations - Operating / Finance	22,719	—
Total Current Liabilities	372,860	434,308

Long-Term Debt	295,876	249,355
Long-Term Lease Obligations - Operating / Finance	58,688	—
Other Long-Term Liabilities	67,650	72,767
Deferred Income Taxes	83,071	82,155
Equity:
HNI Corporation shareholders' equity	544,927	562,933
Non-controlling interest	324	326
Total Equity	545,251	563,259
Total Liabilities and Equity	$1,423,396	$1,401,844

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018
Net cash flows from (to) operating activities	$(28,274)	$(30,753)
Net cash flows from (to) investing activities	(18,578)	2,861
Net cash flows from (to) financing activities	17,905	33,357
Net increase (decrease) in cash and cash equivalents	(28,947)	5,465
Cash and cash equivalents at beginning of period	76,819	23,348
Cash and cash equivalents at end of period	$47,872	$28,813

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018
Net Sales:
Office furniture	$353,511	$380,915
Hearth products	125,945	124,154
Total	$479,456	$505,069

Income Before Income Taxes:
Office furniture	$(1,055)	$84
Hearth products	17,609	17,114
General corporate	(12,877)	(13,512)
Operating Income	3,677	3,686
Interest expense, net	2,111	2,224
Total	$1,566	$1,462

Depreciation and Amortization Expense:
Office furniture	$11,060	$10,986
Hearth products	2,056	1,962
General corporate	5,924	5,497
Total	$19,040	$18,445

Capital Expenditures (including capitalized software):
Office furniture	$10,319	$11,577
Hearth products	4,998	2,938
General corporate	3,779	1,816
Total	$19,096	$16,331

	As of March 30, 2019	As of December 29, 2018
Identifiable Assets:
Office furniture	$840,160	$797,574
Hearth products	364,849	352,060
General corporate	218,387	252,210
Total	$1,423,396	$1,401,844

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In the first quarter 2018, the effective tax rate applied to non-GAAP items was adjusted to exclude a one-time tax impact of releasing a valuation allowance.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of closing and divesting small office furniture companies. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for 2018 include restructuring and transition costs. The restructuring and transition costs are costs incurred as part of the previously announced closures of the hearth manufacturing facilities in Paris, Kentucky and Colville, Washington and the office furniture manufacturing facility in Orleans, Indiana and structural realignments in China. Specific items incurred include severance and production move costs.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the full fiscal year. We provide such non-GAAP measure to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	March 30, 2019			March 31, 2018
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$353.5	$125.9	$479.5	$380.9	$124.2	$505.1
% change from PY	(7.2%)	1.4%	(5.1%)

Less: Closure and Divestitures	—	—	—	8.5	—	8.5

Organic Sales (non-GAAP)	$353.5	$125.9	$479.5	$372.4	$124.2	$496.6
% change from PY	(5.1%)	1.4%	(3.4%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended March 30, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$169.6	$3.7	$0.5	$1.0	$0.02
% of net sales	35.4%	0.8%		0.2%
Tax %			34.8%

Restructuring charges	—	—	—	—	—
Transition costs	—	—	—	—	—

Results (non-GAAP)	$169.6	$3.7	$0.5	$1.0	$0.02
% of net sales	35.4%	0.8%		0.2%
Tax %			34.8%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended March 31, 2018
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$176.9	$3.7	$(1.0)	$2.5	$0.06
% of net sales	35.0%	0.7%		0.5%
Tax %			(66.1%)

Restructuring charges	—	1.3	0.4	1.0	0.02
Transition costs	1.3	1.3	0.3	0.9	0.02

Results (non-GAAP)	$178.2	$6.3	$(0.3)	$4.4	$0.10
% of net sales	35.3%	1.2%		0.9%
Tax %			(6.6%)

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended
	March 30, 2019	March 31, 2018	Percent Change
Operating profit as reported (GAAP)	$(1.1)	$0.1	NM
% of net sales	(0.3%)	—%

Restructuring charges	—	1.2
Transition costs	—	1.0

Operating profit (non-GAAP)	$(1.1)	$2.3	(146.5%)
% of net sales	(0.3%)	0.6%

Hearth Products Reconciliation
(Dollars in millions)
	Three Months Ended
	March 30, 2019	March 31, 2018	Percent Change
Operating profit as reported (GAAP)	$17.6	$17.1	2.9%
% of net sales	14.0%	13.8%

Restructuring charges	—	0.1
Transition costs	—	0.3

Operating profit (non-GAAP)	$17.6	$17.5	0.5%
% of net sales	14.0%	14.1%